Exhibit 6

FORM OF
NOMINEE PARTICIPATION AND INDEMNIFICATION AGREEMENT

Arbor Realty Trust, Inc. ("Arbor"), a Maryland corporation, and the person named on the signature page hereof as the "Nominee" (the "Nominee"), intending to be legally bound, hereby agree as follows:

1.           Participation in Proxy Solicitation.  Nominee hereby agrees to serve as a member of a slate of nominees (the "Slate") to stand for election as a director of CBRE Realty Finance, Inc. ("CBRE"), a Maryland corporation, in connection with a proxy solicitation (the "Proxy Solicitation") to be conducted by Arbor in respect of the 2008 annual meeting of stockholders of CBRE (including any adjournment, or postponement, rescheduling or continuation thereof or any special meeting held in lieu thereof), and to serve as a director of CBRE if elected pursuant to the Proxy Solicitation.  Nominee agrees to solicit proxies in such manner as Arbor may request from time to time in support of Nominee’s election.  In no event shall any Nominee purchase any securities of CBRE without Arbor's prior written consent.

2.           Information and Consent.  Nominee acknowledges that Arbor has provided to Nominee a questionnaire (a "Questionnaire") in which Nominee will provide Arbor with information necessary for Arbor to make appropriate disclosure to CBRE and for Arbor to use in creating the proxy materials to be sent to stockholders of CBRE and filed with the Securities and Exchange Commission (“SEC”) in connection with the Proxy Solicitation.  Nominee agrees (i) to promptly complete and sign the Questionnaire and return it to the person indicated therein, and (ii) that Nominee’s responses in the Questionnaire will be true, complete and correct in all respects.  In addition, Nominee agrees that, concurrently with Nominee’s execution of this Agreement, Nominee will execute and return to Arbor Nominee’s consent to being nominated for election as a director of CBRE and, if elected, consent to serve as a director of CBRE in the form of Exhibit A hereto.  Nominee acknowledges and agrees that Arbor may: (i) forward Nominee’s consent to CBRE and (ii) in Arbor’s discretion, disclose the information provided by Nominee in the Questionnaire as well as the existence and contents of this Agreement, including, without limitation, to CBRE and in the proxy materials to be filed with the SEC and mailed to CBRE stockholders in connection with the Proxy Solicitation.

3.           Fees and Expenses.  Arbor will pay Nominee a one-time fee of $5,000 in consideration for serving as a nominee.  In addition, Arbor will pay, or cause to be paid, the entire expense of the Proxy Solicitation, including attorneys' and proxy solicitors' fees and any costs relating to the preparation and mailing of materials relating to the Proxy Solicitation.  Nominee will not receive any consideration from Arbor for Nominee’s services as a director of CBRE if elected.

4.           Indemnification.  To the fullest extent permitted by Maryland General Corporation Law, as amended ("MGCL"), and other applicable law, Arbor agrees to indemnify Nominee against and hold Nominee harmless from any and all liabilities, losses, claims, damages and expenses (including reasonable attorneys' fees and expenses) arising out of Nominee’s participation in the Proxy Solicitation; provided, however, that Arbor shall not be liable in any such case to the extent that any such liability, loss, claim, damage, or expense arises (i) out of any inaccurate written information supplied by Nominee for inclusion in proxy solicitation materials or any other filings made with any federal or state governmental agency or (ii) from bad faith, willful misconduct or gross negligence on Nominee's part.  Promptly after receipt by Nominee of notice of any claim or the commencement of any action, proceeding or investigation in respect of which indemnity or reimbursement may be sought as provided above, Nominee will notify Arbor in writing of the receipt or commencement thereof, but the failure to notify Arbor shall not relieve Arbor from any obligation or liability which he may have pursuant to this Agreement or otherwise except to the extent that such omission materially prejudices Arbor's rights.  In case any such action, proceeding or investigation is brought against Nominee, Arbor will be entitled to participate therein and to assume the defense thereof with counsel of Arbor’s choice who shall be reasonably satisfactory to Nominee.  After notice from Arbor to Nominee of Arbor's election to assume the defense thereof, Arbor will not be liable to Nominee under this Agreement for any legal expenses subsequently incurred for services rendered by any other counsel retained by Nominee in connection with the defense being conducted by counsel chosen by Arbor. For the avoidance of doubt, Arbor shall not be responsible for any settlement of any claim against Nominee covered by this indemnity without Arbor’s prior written consent.  Notwithstanding anything to the contrary contained herein, Arbor shall not indemnify Nominee for any action taken by or on behalf of Nominee that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as Nominee is no longer a nominee on the Slate for election to CBRE’s board of directors (the "CBRE Board") or for any actions taken by Nominee as a director of CBRE if Nominee is elected.

5.           Nonexclusivity. The rights of Nominee hereunder to indemnification shall be in addition to any other indemnification rights the Nominee may have (including, if elected to the CBRE Board, under the Articles of Amendment and Restatement or Amended and Restated Bylaws of CBRE or the MGCL or otherwise).  To the extent that a change in the MGCL (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Nominee shall enjoy by this Agreement the greater benefits so afforded by such change.

6.           Fiduciary Duties.  Each of Arbor and Nominee recognize that should Nominee be elected to the board of directors of CBRE, all actions taken in Nominee’s capacity as a director of CBRE shall be governed by applicable law and Nominee’s fiduciary duties to CBRE and the stockholders of CBRE, and there is no agreement between Arbor and Nominee governing the decisions Nominee will make as a director of CBRE if elected.

7.           No Construction of Employment or Partnership Relationship.  Nothing contained herein shall be construed as giving Nominee any right to be retained in the employ of Arbor or any of its affiliates or associates or construed to create any partnership or similar relationship among Arbor and Nominee, or to empower or authorize any Nominee to act on behalf of or otherwise to bind or obligate Arbor or any of Arbor’s affiliates or associates.

8.           No Duplication of Payments. Arbor shall not be liable under this Agreement to make any indemnification payment in connection with any claim made against Nominee to the extent that Nominee has otherwise actually received payment (under any insurance policy, Articles of Amendment and Restatement or Amended and Restated Bylaws of CBRE or otherwise) of the amounts otherwise indemnifiable hereunder.

9.           Subrogation. In the event of any payment to Nominee under this Agreement relating to a claim indemnified hereunder, Arbor shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall take all actions requested by Arbor which Arbor deems necessary to secure such rights, including, without limitation, the execution of all necessary documents.

10.           Governing Law.  This Agreement shall be governed by and construed by and enforced in accordance with the laws of the State of Maryland applicable to contracts to be performed in such state without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the City of Baltimore, Maryland, or any Maryland state court located in the city of Baltimore, Maryland, in the event any dispute arises out of this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the City of Baltimore, Maryland.

11.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, and personal and legal representatives.

12.           Severability.  The provisions in this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

13.           Miscellaneous.  This Agreement (i) may only be modified by a written instrument executed by each party hereto, (ii) sets forth the parties' entire agreement with respect to the subject matter hereof, and supersedes any prior or contemporaneous  arrangements, agreements or understandings, written or oral, with respect to said subject matter, and (iii) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  All notices given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by postage prepaid certified mail, return receipt requested, to the addresses specified for such purposes by any party hereto.

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has executed and delivered this Agreement, as of the date set forth below such party’s signature below.

ARBOR REALTY TRUST, INC.

By:
Name:
Title:

Date:

NOMINEE

Name (Print)
Address:

Date:

[Nominee Participation and Indemnification Agreement Signature Page]

EXHIBIT A

FORM OF CONSENT NOTICE

January___, 2008

CBRE Realty Finance, Inc.
185 Asylum Street, 37th Floor
Hartford, CT  06103
Attention:  Susan M. Orr, Secretary

Dear Ms. Orr:

You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Arbor Realty Trust, Inc. ("Arbor") of its intention to nominate the undersigned as a director of CBRE Realty Finance, Inc. ("CBRE") at the 2008 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting"), (ii) being named as a nominee in any proxy statement filed by Arbor in connection with the solicitation of proxies or written consents for election of the undersigned at the Annual Meeting, and (iii) serving as a director of CBRE if elected at the Annual Meeting.

Very truly yours,

Name: